                                                                       Exhibit 5

Green Tree Financial Corporation
1100 Landmark Towers
345 St. Peter Street
St. Paul, MN  55102-1639

     Re:  Registration Statement on Form S-8 and Form S-3
          1997 Chief Executive Plan

Ladies and Gentlemen:

          We have acted as counsel to Green Tree Financial Corporation, a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 and Form S-3 relating to (i) the sale by the Company from time to time of up to 2,000,000 shares of Common Stock, $.01 par value, of the Company (the "Shares"), initially issuable upon the exercise of stock options granted pursuant to the Company's 1997 Chief Executive Plan (the "Plan"), and
(ii) the resale of such shares following the exercise of such stock options.

          We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

          Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will validly issued, fully paid and nonassessable.

Green Tree Financial Corporation
February 4, 1997
Page 2


          Our opinions expressed above are limited to the laws of the State of Minnesota, the Delaware General Corporation Law and the federal laws of the United States of America.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising part of the Registration Statement.

          This opinion is being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.


Dated: February 4, 1997

                                    Very truly yours,

                                    /s/ Dorsey & Whitney LLP

CFS